EXHIBIT 99.1

Westlake Chemical Announces Expansion of Existing Share Repurchase Program

HOUSTON, August 17, 2018 – The Board of Directors of Westlake Chemical Corporation (NYSE: WLK) on Friday, August 17, 2018, authorized the company to repurchase an additional $150 million of shares of its common stock under its existing share repurchase program. As of August 17, 2018, approximately 6.5 million shares of common stock had been acquired at an aggregate purchase price of approximately $360 million under the program. After this expansion of the size of the program, and as of the same date, an aggregate of approximately $290 million will be available for purchase under the program.

This expansion is effective immediately. Repurchases under this program will be made through the open market or in privately negotiated transactions. Decisions regarding the amount and the timing of purchases under the program will be influenced by the company’s cash on hand, the company’s cash flow from operations, general market conditions and other factors. The program may be discontinued by the Board of Directors at any time.

The statements in this release that are not historical facts, including statements regarding future repurchases of common stock, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC in February 2018.

About Westlake Chemical Corporation

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, polyvinyl chloride (PVC) suspension and specialty resins, PVC compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the company’s Web site at www.westlake.com.

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Contacts

Media Inquiries:

Westlake Chemical Corp.

Ben Ederington, 713-960-9111

or

Investor Inquiries:

Westlake Chemical Corp.

Steve Bender, 713-960-9111